SEPARATION AGREEMENT AND GENERAL RELEASE
BETWEEN
 GREGG DERITIS AND FIRST FINANCIAL NORTHWEST BANK
This Separation Agreement and General Release ("Agreement") is between Gregg DeRitis ("Executive") and FIRST FINANCIAL NORTHWEST BANK (the "Company"), collectively, the "Parties."
Executive has been employed since April 1, 2015 and is currently employed as the Company's Chief Credit Officer.
Both Executive and the Company desire to resolve all matters, known or unknown, arising out of Executive's employment with and separation from the Company according to the terms, conditions and consideration included in this Agreement.
This Agreement is dated August 31, 2017, for reference purposes, which is the date that the Company delivered this Agreement to the Executive for consideration.
Based on the above recitals, the Parties agree that the following terms will apply only if all conditions of this Agreement are met:
Article 1.      The Company's Obligations
1.1            Separation Date.    The Parties agree that Executive's termination of employment from the Company shall be effective on August 16, 2017, which shall be considered his "Separation Date." As of August 16, 2017, Executive shall relinquish his position as Chief Credit Officer and all officer, director or other positions with the Company, its subsidiaries and affiliates, and this Agreement shall evidence such relinquishment for all purposes.  Effective August 17, 2017, Executive shall no longer be required to work in the office but shall be available to the Company to assist with various matters that may arise until the Effective Date as defined in Section 3.3 (the "Limited Duty Period").
1.2            Reimbursement of Business Expenses.  Executive shall submit an expense report for any reimbursable business expenses no later than thirty (30) days after the Separation Date.  Such expenses will be paid in accordance with the Company's expense reimbursement policy, but no later than thirty (30) days after submission in accordance with that policy.
1.3            Consideration.  In exchange for Executive's signature on this Agreement, the Company agrees to provide the following consideration to Executive.
(a)            Lump Sum Payment.  The Company agrees to pay the Executive a cash lump sum payment equal to forty seven thousand five hundred dollars ($47,500), less all lawful and authorized deductions and withholdings.  This payment shall be made via direct deposit on the first payroll date following the Effective Date as defined in Section 3.3.
(b)            Attorney's Fees.  The Company shall pay reasonable attorney's fees incurred by Executive with regard to review of this Agreement and the second separation agreement.  The Company shall remit payment of the attorney's fees no later than ten (10) business days after receiving written confirmation of the amount incurred from the Executive.
1.4            Unemployment. The Company will not contest Executive's application for unemployment and will not appear at any hearing.
1.5            Benefits.  Executive will remain eligible for COBRA coverage after August 31, 2017 at Executive's sole cost.  Executive shall not be eligible for the Company's benefit plans and programs after the Separation Date.

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Article 2.      Executive's Obligations
2.1            Authority.  Executive represents and warrants that he has all necessary authority to enter into this Agreement (including, on behalf of his marital community) and that Executive has not transferred any interest in any claims to his spouse or any third party.
2.2            No Additional Compensation or Benefits.  Executive expressly acknowledges and agrees that he has no claims or entitlement to additional compensation or benefits of any kind from the Company, past, present or future, except as set out in this Agreement.
2.3            Representations Regarding Employment Status.  Executive understands that his Separation Date is the date that employment with the Company ends.  Executive understands that he is not authorized to represent himself as affiliated in any way with the Company after this date, even if Executive received separation payments after the Separation Date or is available to provide services during the Limited Duty Period.
2.4            Return of Property.  No later than thirty (30) days after his Separation Date, Executive agrees to return to the Company all of the Company's property in his possession or under his control of any kind or nature, including but not limited to keys, keycards, cell phones, laptop computers, documents, computer discs, thumb drives, software, source codes, code words, systems, and any records or recordings of any nature whatsoever, whether on paper, in electronic form, in auditory form, or otherwise.  Any remaining Company property and other physical items or repositories of any confidential or proprietary information not on Company premises but within Executive' possession or control, whether stored in traditional files or in any electronic or digital media, must be returned to Rich Jacobson, Executive Vice President.  If Executive comes into possession or control of any additional property, he shall immediately return it to the Company.  Executive understands that all property must be returned in good working condition.
2.5            Cooperation Regarding Other Claims; Preservation of Privilege.  If any claim is asserted by or against the Company as to which he has relevant knowledge, Executive will reasonably cooperate with the Company in the prosecution or defense of that claim by providing truthful information and testimony as reasonably requested by the Company.  Executive will also continue to respect and preserve the attorney-client privilege and work product doctrine as to those legal matters to which he was privy during employment.  If the Company requires Executive's assistance following the Limited Duty Period, Executive shall be compensated for his time at an hourly rate equivalent to his salary at the time of the Separation Date.
2.6            Non-Competition and Non-Solicitation.  During the Limited Duty Period, Executive shall not be an officer or employee of, or a consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity in any county in which the Company or any other affiliate of the Company operated a full service branch on the Separation Date.  During the Limited Duty Period and for a period of six (6) months thereafter, Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, to solicit business for Executive or for any person or entity employing Executive following the Separation Date.  Executive shall never make any statements, either written or verbal, to any third party, including any member of the media or any client, vendor, contractor, subcontractor, or the Company's current or former employees, that is intended, or could reasonably be expected to, embarrass or disparage the Company, its services, practices, employees, officers, directors and service providers.   This Section 2.6 shall supersede any other Agreement in regard to non-competition, non-solicitation or defamation.

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2.7            Non-Disclosure.  Executive will never disclose to any person or entity, without the Company's prior consent, any confidential or secret information, and/or trade secrets, whether prepared by Executive or other individuals employed by or affiliated with Employer, including but not limited to the Company's agents, representatives, contractors or vendors.  Notwithstanding the foregoing, the definition of confidential and secret information shall not include (a) any information that Executive knew prior to employment with the Company other than as a result of past relationships or business dealings with Employer; (b) any information that is publicly known or available; or (c) information that is not considered confidential as a matter of law (in each case other than pursuant to a violation of this Section 2.7).
NOTICE:  Notwithstanding the nondisclosure obligations of this Agreement, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
2.8            Waiver and Release.
(a)            Executive hereby releases and forever discharges any and all of the "Released Parties" (defined below) from any and all claims of any kind, known or unknown, that arose on or before the date that he signed this Agreement, including without limitation, claims for:
•
wrongful termination or constructive discharge, including claims based on violation of public policy; breach of agreements, representations, policies or practices related to Executive's relationship with any Released Party; or based on any legal obligation owed by any Released Party;

•
violation of federal, state, or local laws, ordinances, or executive orders prohibiting discrimination, harassment or retaliation, or requiring accommodation, on the basis of race, ancestry, creed, color, religion, national origin, pregnancy, childbirth or related medical conditions, families with children, sex, genetic information, marital status, sexual orientation, gender expression or gender identity, political ideology, age, honorably discharged veteran or military status, sensory, physical, or mental impairment or other legally protected characteristic or activity;

•	wages (including overtime pay) or compensation of any kind (including attorney's fees or costs) to the fullest extent permitted by law;
•
tortious interference with contract or expectancy; fraud or negligent misrepresentation; breach of privacy, defamation or libel; intentional or negligent infliction of emotional distress; unfair labor practices; breach of fiduciary duty; or any other tort;

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•
violation of the Washington Law Against Discrimination; the Washington Prohibited Employment Practices Law; the Washington Minimum Wage Act; Washington's Little Norris-LaGuardia Act; the Washington Family Leave Act; the Washington Family Care Act; the Washington Military Family Leave Act; the Washington law permitting leave for victims of domestic violence, sexual assault or stalking; the Washington Fair Credit Reporting Act; the retaliation provisions of the Washington Workers' Compensation Act; the Washington Industrial Safety and Health Act (WISHA), including any and all amendments to the above, to the fullest extent permitted by law;

•
violation of the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA); the Fair Labor Standards Act (FLSA); the Labor Management Relations Act (LMRA); the Executive Polygraph Protection Act; the Racketeer Influenced and Corrupt Organizations Act (RICO); the Electronic Communications Privacy Act; the Uniform Services Employment and Re-Employment Rights Act (USERRA); the Sarbanes-Oxley Act; the Civil Rights Act of 1964; Title VII; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act of 2008 (GINA); the Americans with Disabilities Act of 1990 (ADA); the federal Family and Medical Leave Act of 1993 (FMLA); the Worker Adjustment and Retraining Notification Act (WARN); the Occupational Safety and Health Act (OSHA); the Sarbanes-Oxley Act of 2002; the Executive Retirement Income Security Act of 1974 (ERISA); the National Labor Relations Act (NLRA); the Immigration Reform and Control Act (IRCA); including any and all amendments to the above, to the fullest extent permitted by law;

•	the Age Discrimination in Employment Act of 1967 (ADEA); the Older Workers Benefit Protection Act (OWBPA); and
•	violations of all similar federal, state and local laws, to the fullest extent permitted by law.
(b)            "Released Party" or "Released Parties" includes First Financial Northwest, Inc., First Financial Northwest Bank (as the successor to First Savings Bank Northwest), First Financial Diversified, and each of its affiliates (including any partnerships or joint ventures), and the benefit plans of each such entity; and with respect to each such entity, all past, present and future Executives, supervisors, managers, fiduciaries, directors, officers, owners, shareholders, representatives, agents, attorneys, assigns, insurers, whether acting in their individual or official capacities, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph; and with respect to each such entity and individual, all predecessors, successors and assigns.
(c)            Executive agrees that, except as may be required by subpoena, court order, or other force of law, Executive will not in any way assist any individual or entity in commencing or prosecuting any action or proceeding against any Released Party connected to any and all matters arising from any event that has occurred up to the Separation Date.
(d)            Executive understands that he is releasing potentially unknown claims, and that Executive has limited knowledge with respect to some of the claims being released.  Executive acknowledges that there is a risk that, after signing this Agreement, he may learn information that might have affected Executive's decision to enter into this Agreement.  Executive assumes this risk and all other risks of any mistake in entering into this Agreement.  Executive acknowledges that this Agreement

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and the release and discharge contained herein are fairly and knowingly made.  Executive is giving up all rights and claims of any kind, known or unknown, except for the rights specifically given in this Agreement.
(e)            This Agreement does not affect Executive's rights, if any, to receive tax-qualified plan benefits, medical plan benefits, unemployment compensation or workers' compensation benefits, nor does it release any claims or rights which as a matter of law cannot be waived.
2.9            Indemnification.  Executive agrees to indemnify and hold Released Parties harmless from and against all losses, costs, damages or expenses, including, without limitation, reasonable attorney's fees incurred, arising out of a breach of Paragraph 2.8 of this Agreement.  As a material part of this Agreement, Executive represents and warrants that there are presently no claims or potential claims that are capable of being asserted against the Released Parties which he has not asserted or which could be asserted on his behalf or on behalf of his marital community.
2.10            Affirmations.
(a)            Executive understands that the Company may deduct lawful and authorized deductions and withholdings, including federal and any state taxes, from payments made under this Agreement.  The Company makes no representations as to the tax consequences to Executive.
(b)            Executive affirms that he has disclosed any workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under federal, state, or local laws, including family or medical leave, paid sick or safe leave, or any other leave mandated by law.
(c)            Executive affirms that he has not and will not initiate any suit, action, or arbitration before any federal, state or local judicial, administrative or other forum with respect to any matter arising out of or connected with his employment with the Company and/or the termination of that employment; and that, without subpoena, he will not, except at the Company's request, testify in any judicial or administrative proceedings to which any Released Party is a party regarding any matter involving the affairs of any Released Party of which Executive has knowledge.  Nothing in this Agreement precludes Executive from filing a charge or complaint with an appropriate administrative agency.  However, Executive agrees that he is not entitled to and will not accept any monetary recovery directly from the Company as a result of filing such charge or complaint.  Executive affirms that he has not transferred or assigned any claims or rights to claims to any other person or entity.
(d)            Nothing in this Agreement prohibits Executive from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Executive does not need prior authorization of any kind to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.
Article 3.      Older Workers' Benefit Protection Act Provisions
In accordance with the requirements of the Older Workers' Benefit Protection Act, Executive expressly acknowledges the following:
3.1            Independent Legal Counsel; Reliance.  Executive is advised and encouraged to consult with an attorney before signing this Agreement.  Executive acknowledges that, if he desired to consult an attorney, he had an adequate opportunity to do so.  Executive acknowledges that he has not signed this Agreement relying on anything not set out herein.

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3.2            Consideration Period.  Executive has twenty-one (21) calendar days from the date the original Agreement was given to him on August 31, 2017, to consider this Agreement before signing it.  Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.  The twenty-one (21) day period expires on September 21, 2017.  Executive may use as much or as little of this twenty-one (21) day period as he wishes before signing.  If Executive does not sign and return this Agreement within this twenty-one (21) day period, it will not become effective or enforceable, and Executive will not receive the benefits described in this Agreement.
3.3            Revocation Period and Effective Date.  Executive has seven (7) calendar days after signing this Agreement to revoke it.  To revoke this Agreement after signing it, Executive must deliver a written notice of revocation to the Company's Chief Executive Officer before the seven (7) day period expires.  This Agreement shall not become effective until the eighth (8th) calendar day after Executive signs it ("Effective Date").  If Executive revokes this Agreement, it will not become effective or enforceable, and he will not receive the benefits described in this Agreement.
3.4            Acceptance.  Executive agrees and accepts this Agreement.  Executive acknowledges that he has not signed this Agreement relying on anything not set out herein.  Executive acknowledges that if he is signing this before September 21, 2017, he has decided not to wait for the full twenty-one (21) day period, even though he has the right to do so.
Article 4.      General Provisions
4.1            Non-Admission.  This Agreement shall not be construed as an admission by Executive or any Released Party of any liability, breach of any agreement, or violation of any statute, law or regulation, nor shall it be construed as an admission of any deficient performance or breach of any professional obligation.
4.2            Governing Law.  This Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington without giving effect to the rules governing the conflicts of laws, and without the aid of any canon, custom, or rule of law requiring construction against the drafter, and regardless of whether a party changes domicile or residence.
4.3            Section 409A.  The Parties intend that this Agreement, to the extent possible, will be administered in accordance with Internal Revenue Code Section 409A ("Section 409A") and the Treasury Regulations issued thereunder, and will be interpreted in a manner so that no payments made to Executive under this Agreement constitute a deferral of compensation or, if so, will constitute a deferral for which the payment and other terms are compliant with Section 409A so as to avoid imposition of any additional tax to Executive under Section 409A.  The Company makes no representation or warranty as to the compliance with Section 409A and shall have no liability to Executive or any other person for any adverse consequences arising under Section 409A.
4.4            Successors and Assigns.  Executive's obligations will bind his heirs, successors, and assigns, to the benefit of the Company.  The Company shall have the right to assign this Agreement to any of the Company's successors, assigns, or affiliates or to any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with the Company.  This Agreement shall be binding upon the successors and permitted assigns of the Company.
4.5            Headings; Definitions.  The headings in the Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.  Any capitalized terms not defined in this Agreement will have the meaning assigned to those terms in the Employment Agreement.

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4.6            Attorney's Fees.  In any dispute involving this Agreement, each Party shall be responsible for their own attorney's fees and costs.
4.7            Severability.  It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable.
4.8            Complete Agreement.  This Agreement represents and contains the entire understanding between the Parties in connection with the subject matter of this Agreement.  It is expressly acknowledged and recognized by all Parties that there are no oral or written collateral agreements, understandings or representations between the Parties other than as contained in this document.  Any modifications to this Agreement must be in writing and signed by both Parties to be effective.
4.9            Counterparts.  This Agreement may be executed in duplicate originals, each of which is equally admissible in evidence, and each original shall fully bind each party who executed it.  An e-mailed or facsimile copy of the signature may be submitted as proof of execution; however, Executive shall send the original executed agreement by U.S. Mail to the Company's Vice President of Human Resources no later than three (3) days after signature.
This Agreement consists of 7 pages, not including any exhibits.

/s/Gregg DeRitis	8/31/17
GREGG DERITIS	Date

Agreed by FIRST FINANCIAL NORTHWEST BANK

/s/Joseph W. Kiley III	9/1/17
By: Joseph W. Kiley III	Date
Its: CEO

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